Exhibit 99.1

Pharmion Announces Q4 Sales of $51.5 Million; 2004 Sales of $130.2 Million
Company Reports First Profitable Quarter With Q4 EPS of $0.08

          BOULDER, Colo., Feb. 14 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today reported financial results for its quarter and year ended December 31, 2004.  Fourth quarter net sales totaled $51.5 million, compared to $11.8 million in the fourth quarter of 2003.  Sales of Vidaza(TM) (azacitidine for injectable suspension), launched in the U.S. on July 1, 2004, totaled $26.6 million in the fourth quarter.  Fourth quarter named patient and compassionate use sales of thalidomide totaled $19.6 million, compared to $8.5 million in the fourth quarter of 2003.

          For the year ended December 31, 2004, net sales totaled $130.2 million, compared to net sales of $25.5 million for the same period in 2003.  Sales of Vidaza totaled $47.1 million for the year.  Thalidomide sales totaled $65.3 million in 2004 compared to $15.6 million in 2003.  Pharmion initiated named patient and compassionate use sales of thalidomide in the second quarter of 2003.

          Pharmion reported net income of $2.6 million for the fourth quarter of 2004, or $0.08 per share, compared to a net loss of $(12.9) million, or a pro forma net loss of $(0.60) per share for the fourth quarter for 2003.  The Company’s net loss for the year ended December 31, 2004 was $(17.5) million, or $(0.63) per share, compared to a net loss of $(50.1) million, or a pro forma net loss of $(2.66) per share for the same period in 2003.  The 2003 pro forma per share amounts assume the conversion of Pharmion’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2003, even though the actual conversion did not occur until the Company’s initial public offering in November 2003.  On a GAAP basis, the net loss per share for the fourth quarter and full year for 2003 were $(1.05) and $(14.70), respectively.

          “We are pleased with the progress we made in 2004, and in particular with the approval and successful launch of Vidaza and significant growth in thalidomide sales,” said Patrick J. Mahaffy, president and chief executive officer of Pharmion.  “In 2005, we remain focused on increasing sales for both Vidaza and thalidomide, while expanding our clinical development programs to explore the larger potential of both products.  We also remain committed to identifying in-licensing or acquisition opportunities that expand our product pipeline and provide greater potential for revenue and earnings growth for the longer-term.”

          Fourth Quarter and Year-End Financial Detail
          Net sales growth in the fourth quarter was driven by the Company’s sales of Vidaza, as well as increased named patient and compassionate use sales of thalidomide.  Pharmion currently sells thalidomide on a named patient and compassionate use basis in Europe and certain other international markets. Thalidomide is approved for the treatment of relapsed/refractory multiple myeloma in Australia, New Zealand, Turkey and Israel.

          Pharmion’s gross margin on net sales was 69 percent in the fourth quarter of 2004 and 67 percent for the full year, compared to 63 percent and 55 percent for the comparable periods in 2003.  Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Pharmion’s products.  Cost of sales for 2003 included inventory charges, primarily related to Refludan, totaling $2.1 million, which reduced the gross margin by eight percentage points for the full year of 2003.

          Operating expenses, excluding cost of sales, totaled $32.6 million in the fourth quarter of 2004, compared to $19.1 million in the year-ago quarter. For the year ended December 31, 2004, operating expenses, excluding cost of sales, totaled $98.6 million, compared to $62.7 million for the year ended December 31, 2003.  The increase in 2004 operating expenses over the comparable periods of 2003 is due to the expansion of clinical, regulatory and commercial activities to support the Company’s products, including Vidaza sales and marketing activities.

          Income tax expense totaled $2.3 million in the fourth quarter of 2004, compared to $1.1 million in the year-ago quarter.  For the year ended December 31, 2004, income tax expense totaled $7.9 million, compared to $1.3 million for the year ended December 31, 2003.  Although the Company has incurred pre-tax losses on a consolidated basis, certain of the Company’s foreign subsidiaries generate taxable income, and therefore incur income tax expense. The increase in income tax expense for the quarter and year ended December 31, 2004 as compared to the comparable periods in 2003 is due to increased pre-tax earnings by these subsidiaries.

          As of December 31, 2004, Pharmion had $245.5 million in cash, cash equivalents and short-term investments, compared to $310.3 million at September 30, 2004.  This decrease primarily reflects $80 million in payments to Celgene for the agreements signed in December which included a reduction in the cost of product supply for thalidomide, an expansion of marketing territories and the elimination of termination rights held by Celgene.

          2004 Highlights
          Pharmion Corporation reported a number of regulatory, operational and financial milestones during 2004, including the following:

*

Vidaza approval and launch -- Vidaza was approved on May 19 for the treatment of all five subtypes of Myelodysplastic Syndromes, less than five months after submission of the NDA.  Vidaza was launched on July 1, 2004.

*

Strengthened balance sheet and cash position -- Pharmion raised  $238 million in a follow-on equity offering in July.  This offering  significantly strengthened Pharmion’s balance sheet and better positions the Company to execute its in-licensing strategy.

*

Strategic thalidomide development -- Celgene and Pharmion extended the Companies’ collaborative agreement during 2004, resulting in broadened marketing territories, a reduced product supply rate and elimination of termination rights in exchange for a one-time cash payment.  The companies also expanded their joint research and development agreement through 2007.

*	Vidaza EU submission -- In September, the EMEA accepted Pharmion’s Marketing Authorization Application (MAA) for Vidaza for review for the treatment of Myelodysplastic Syndromes.
*	Financial progress -- Based on the growth in sales of both Vidaza and thalidomide, Pharmion reported its first profitable quarter in the fourth quarter of 2004.

          2005 Financial Outlook
          For 2005, Pharmion expects to report total net sales in a range of $229 to $245 million, driven primarily by anticipated Vidaza sales in the U.S. and thalidomide named patient and compassionate use sales in Europe.  The Company anticipates Vidaza sales will range from $130 to $140 million, and thalidomide sales will range from $80 to $86 million.  In addition, Pharmion anticipates that total operating expenses for 2005, excluding cost of goods sold, will range from $147 to $153 million, including clinical, development and regulatory expenses of $49 to $53 million.  These expense levels represent a significant increase over those incurred in 2004 due primarily to increased investment in Vidaza and thalidomide development activities.  Pharmion expects 2005 earnings per share to be in a range of $0.33 to $0.48 per share.  This financial guidance does not take into account the effect of implementing FASB Statement No. 123 (Revised 2004), Share Based Payment.

          Pharmion will hold a conference call to discuss fourth quarter and year end 2004 results tomorrow, February 15, at 8:30 a.m. ET.  The conference call will be simultaneously Web cast on the Company’s Web site, and archived for future review.

          About Pharmion:
          Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management.  Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and, outside the U.S. for Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended December 31,		Years Ended December 31,

	2004	2003	2004	2003

Net sales	$51,478	$11,779	$130,171	$25,539
Operating expenses:
Cost of sales, including royalties	15,704	4,322	43,635	11,462
Clinical, development and regulatory	7,276	7,719	28,392	24,616
Selling, general and administrative	24,039	10,630	66,848	36,109
Product rights amortization	1,235	712	3,395	1,972
Total operating expenses	48,254	23,383	142,270	74,159
Income (loss) from operations	3,224	(11,604)	(12,099)	(48,620)
Interest and other income (expense), net	1,693	(182)	2,415	(154)
Net income (loss) before taxes	4,917	(11,786)	(9,684)	(48,774)
Income tax expense	2,308	1,132	7,853	1,285
Net income (loss)	2,609	(12,918)	(17,537)	(50,059)
Less accretion of redeemable convertible preferred stock to redemption value	—	(1,616)	—	(10,091)
Net income (loss) attributable to common stockholders	$2,609	$(14,534)	$(17,537)	$(60,150)
Net income (loss) attributable to common stockholders per common share, diluted	$0.08	$(1.05)	$(0.63)	$(14.70)
Diluted weighted average common shares	33,111,126	13,826,125	27,933,202	4,093,067
Net income (loss) attributable to common stockholders per common share, basic	$0.08	$(1.05)	$(0.63)	$(14.70)
Weighted average common shares	31,640,746	13,826,125	27,933,202	4,093,067
Pro forma net loss attributable to common stockholders per common share assuming conversion of preferred stock, basic and diluted	N/A	$(0.60)	N/A	$(2.66)
Shares used in computing pro forma net loss attributable to common stockholders per common share assuming conversion of preferred stock, basic and diluted	N/A	21,601,126	N/A	18,791,015

CONSOLIDATED BALANCE SHEET DATA

	December 31, 2004	December 31, 2003

Cash and cash equivalents and short-term investments	$245,543	$88,542
Total assets	411,231	145,473
Total liabilities	59,278	40,559
Total stockholders’ equity	351,953	104,914

SOURCE  Pharmion Corporation
          -0-                              02/14/2005
          /CONTACT:  Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
          /Web site:  http://www.pharmion.com /